Exhibit 10.16.2

SEPARATION AGREEMENT

This Separation Agreement (the “Separation Agreement”) is made between Rebecca J. Peterson (“Executive”) and Alkermes, Inc. (the “Company,” together with Executive, the “Parties”).

WHEREAS, Executive has served as the Company’s Senior Vice President, Corporate Communications since July 2012;

WHEREAS, the Parties entered into an Employee Agreement with respect to Inventions and Proprietary Information dated November 30, 2000 (“Confidentiality Agreement”), and an employment agreement dated July 30, 2012 and an amendment to that agreement as of July 22, 2015 (together, “Employee Agreement”).  The Confidentiality Agreement and Employee Agreement as amended are hereinafter collectively referred to as the “Employment Documents”;

WHEREAS, Executive entered into a Deed of Indemnification with Alkermes plc dated July 30, 2012 (“Deed”);

WHEREAS, Executive holds restricted shares of the Alkermes plc ordinary stock and options to purchase shares of the Company’s ordinary stock (all of which are unvested) that are governed by the Alkermes plc 2011 Stock Option and Incentive Plan, and associated stock option certificates and restricted stock certificates (collectively “Equity Documents”);

WHEREAS, the Company and the Executive have mutually agreed that the Executive will resign from her employment with the Company;

WHEREAS, the Parties agree that Executive is not entitled to severance or separation benefits under the Employment Documents and that this Agreement shall supersede and replace the Employment Documents, including with respect to compensation, benefits, and severance, except to the extent that certain non-economic provisions and obligations of the Employment Documents are expressly preserved and incorporated by reference into this Separation Agreement; and

WHEREAS, the Company has agreed to provide Executive with, and wishes to set forth clearly the terms and conditions of, certain separation benefits (the “Separation Benefits”) provided that, among other things, the Executive enters into and complies with this Separation Agreement which includes a general release of claims in favor of the Company and related persons and entities;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Employment Separation. Executive shall resign and Executive’s employment with the Company shall end on October 21, 2015 (“Separation Date”). In connection with the ending of Executive’s employment, the Company shall pay Executive her base salary accrued to Executive through the Separation Date and pay Executive for all accrued but unused vacation time due to Executive through the Separation Date. Executive acknowledges that as of the Separation Date, Executive’s accrued but unused vacation time totaled 564 hours.

2.

Business Expense Reimbursement.  The Company shall reimburse Executive for any outstanding, reasonable business expenses that Executive has incurred on the Company’s behalf through the Separation Date, provided the Company receives appropriate documentation pursuant to the Company’s business expense reimbursement policy on or before October 30, 2015.

3.

Separation Benefits.  The Parties agree that Executive’s resignation from employment with the Company is not for “Good Reason” as defined in the Employee Agreement.  Accordingly, the Parties agree that Executive is not entitled to the “Compensation Upon Termination” described in section 5(b) of the Employee Agreement.  Nevertheless, in exchange for, among other things, her signing, delivering and not revoking a General Release of Claims in the form of Exhibit A hereto (the “Release”), the Company agrees to provide Executive with the following Separation Benefits:

(a) Severance Amount. The Company shall pay Executive $375,000 which represents an amount equal to one times the sum of the Executive’s current Base Salary (“Severance Amount”).

(b) Bonus Amount. The Company shall pay Executive a bonus of $140,623 (“Bonus Amount”). Executive acknowledges and agrees that she is not entitled to any other bonus or incentive compensation.

Provided Executive enters into and complies with this Separation Agreement and the Release, the Severance Amount and Bonus Amount shall be paid in a lump sum to the Executive within thirty (30) days of the date of signature of the Release.  If Executive dies before the payment of the Severance Amount and Bonus Amount, the Severance Amount and Bonus Amount shall be paid to Executive’s spouse; if he is not alive at the time, to Executive’s estate.

(c) Unemployment. The Company agrees not to contest any claim that Executive has filed or may file asserting that Executive became eligible for unemployment insurance benefits from the Department of Unemployment Assistance of the Commonwealth of Massachusetts (the “DUA”) as a result of the separation of Executive’s employment with the Company.  Executive acknowledges that any unemployment insurance eligibility determination shall be made by the DUA.

(d) Outplacement.  The Company shall pay up to $25,000 of the cost of professional outplacement services utilized by Executive and provided by a legitimate outplacement services firm selected by Executive; provided that Executive begins utilizing such services no later than three months after the Separation Date. The Company will pay the outplacement service firm directly.

(e) COBRA Benefits.   Provided that the Executive is eligible for and timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), under the Company’s group health and dental insurance plans following the Separation Date, then the Company shall pay the applicable insurance premiums, employer and employee share, necessary to continue the health and dental insurance coverage in effect for Executive, until the earliest of: (i) Executive’s eligibility for group medical care coverage through other employment; or (iii)  the end of Executive’s eligibility under COBRA for continuation coverage for medical care (18 months).  The Company will also pay any administrative fee.

(f) Treatment of Executive’s Stock Options.  The stock options held by Executive immediately prior to the Separation Date are set forth on Exhibit B hereto (all of such options, the “Stock Options”).  All Stock Options are exercisable until the earlier of 3 months following the Separation Date or the stated expiration date of such Stock Option.  Subject to Executive entering into and complying with this Separation Agreement and the Release and the approval of the Compensation Committee of the Board of Directors of Alkermes plc (the “Compensation Committee”), the following Stock Options are hereby amended such that such options shall be fully vested as of the Separation Date:

(A) The remaining 2,120 shares of an Incentive Stock Option granted on March 3, 2014 at an exercise price of $47.16 per share;

(B) The remaining 44,005 shares of a Non-Qualified Stock Option granted on March 3, 2014 at an exercise price of $47.16 per share;

(C) The remaining 2,965 shares of an Incentive Stock Option granted on May 28, 2013 at an exercise price of $33.72 per share;

(D) The remaining 37,035 shares of a Non-Qualified Stock Option granted on May 28, 2013 at an exercise price of $33.72 per share;

(E) The remaining 6,042 shares of an Incentive Stock Option granted on May 21, 2012 at an exercise price of $16.55 per share; and

(F) The remaining 12,708 shares of a Non-Qualified Stock Option granted on May 21, 2012 at an exercise price of $16.55 per share.

The Parties acknowledge and agree that due to Executive’s separation from employment with the Company, the following Incentive Stock Options shall remain unvested and terminate on the Separation Date: (i) the 1,403 shares of an Incentive Stock Option granted on February 26, 2015 at an exercise price of $71.23 per share; and (ii) the 52,597 shares of a Non-Qualified Stock Option granted on February 26, 2015 at an exercise price of $71.23 per share.

(g) Treatment of Executive’s Restricted Stock Awards. The restricted stock awards granted to Executive prior to the Separation Date are set forth in Exhibit B hereto.  Subject to Executive entering into and complying with this Separation Agreement and the Release and the approval of the Compensation Committee, the following restricted stock awards are hereby amended such that such restricted stock awards shall be fully vested as of the Separation Date:

(A) The remaining 13,000 shares of the Company’s Common Stock pursuant to a Restricted Stock Award granted on February 26, 2015;

(B) The remaining 10,500 shares of the Company’s Common Stock pursuant to a Restricted Stock Award granted on March 3, 2014;

(C) The remaining 7,500 shares of the Company’s Common Stock pursuant to a Restricted Stock Award granted on May 28, 2013; and

(D) The remaining 2,500 shares of the Company’s Common Stock pursuant to a Restricted Stock Award granted on May 21, 2012.

(h) Treatment of Executive’s Performance Stock Units.  The performance stock unit award granted to Executive prior to the Separation Date is set forth in Exhibit B hereto.  Subject to Executive entering into and complying with this Separation Agreement and the Release and the approval of the Compensation Committee, the remaining time-vested portion of such performance stock unit award, consisting of 5,000 units, is hereby amended such that such performance stock unit award shall be fully vested as of the Separation Date.

4.

Termination of Employee Benefits.    Except as specifically set forth in this Agreement, Executive shall cease to be eligible for coverage and benefits under the Company’s employee benefit plans, programs and policies as of the Separation Date, or by the terms of such plans, programs, and policies.

5.

Section 409A.     Anything in this Agreement to the contrary notwithstanding, if any payment or benefit that Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable or benefit shall be provided prior to the date that is the earlier of (A) six months after Executive’s separation from service, or (B) Executive’s death, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the applications of this Section 5.  The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code and is either exempt from or in compliance with Section 409A of the Code.  The Parties agree that this Agreement may be amended, as reasonably requested by either Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.

6.

Confidential Information, Non-solicitation and Cooperation.  Executive hereby acknowledges the continuing nature of her obligations set forth in Sections 1-3 and 6 of the Confidentiality Agreement and Section 7 (a), (b), (d) and (e) of the Employee Agreement (the “Continuing Obligations”), the terms of which are incorporated by reference herein as material terms of this Separation Agreement, and she hereby reaffirms those obligations, and agrees that the consideration provided by the Company under the terms of this Agreement is additional consideration for those obligations.  The Parties agree that Executive will not violate Section 7(b) of the Employee Agreement or Section 2 of the Confidentiality Agreement if she is required to share Confidential Information by a lawfully issued subpoena or a duly issued court order, provided that she provides the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

7.

Confidentiality of this Agreement. This Section 7 is a material term of the Agreement and the Company has relied upon Executive’s representations in this provision when agreeing to enter into the Agreement.  The payment of the Separation Benefits will cease if Executive violates the terms of this Section and Executive shall nonetheless remain bound by Executive’s obligations in this Agreement.  Unless as required by a lawfully issued subpoena or a duly issued court order, Executive agrees that she shall not disclose, divulge or publish, directly or indirectly, any information regarding the substance, terms or existence of this Agreement and/or any discussion or negotiations relating to this Agreement, to any person or organization, including employees of the Company, other than Executive’s immediate family and accountants/financial advisor, tax advisors, or attorneys when such disclosure is necessary for the accountants, financial advisor, tax advisor or attorneys to render professional services or for Executive to exercise any legal rights.  Prior to any such disclosure that Executive may make, Executive shall secure from her attorney or accountant their agreement to maintain the confidentiality of such matters. Company agrees that it shall not disclose, divulge or publish, directly or indirectly, any information regarding the substance, terms or existence of this Agreement and/or any discussion or negotiations relating to this Agreement, to any third party or organization, other than as required under applicable laws, regulations and requirements or in response to legal proceedings. Both parties may also share this Agreement with any state or federal taxing authorities or the DUA. For purposes of clarity, by complying with this paragraph, Executive will not be violating any sections of the Employment Documents.

8.

Return of Property.  Executive agrees to return immediately to the Company all Company property, including, without limitation, computer equipment or electronic devices (without deletions), software, keys and access cards, credit cards, files and any documents (electronic or otherwise) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective).  After returning all Company property, Executive commits to deleting and finally purging any duplicates of files or documents that may contain Company information from any non-Company computer device that remains Executive’s property after the Separation Date.

9.

Advice of Counsel.  This Separation Agreement is a legally binding document and Executive’s signature will commit Executive to its terms.  Executive acknowledges that she has been advised to discuss all aspects of this Separation Agreement with her attorney, that she has carefully read and fully understands all of the provisions of this Separation Agreement and that Executive is knowingly and voluntarily entering into this Separation Agreement.

10.

Termination of Separation Benefits.  Executive’s right to the Separation Benefits is conditional on her compliance with her obligations under this Separation Agreement, including her obligations set out in Section 6 herein. In the event that Executive fails to materially comply with her obligations set out in Section 6 herein, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate the Separation Benefits payable hereunder. Such termination of those payments and benefits in the event of such material breach by Executive shall not affect Executive’s ongoing obligations, and shall be in addition to and not in lieu of the Company’s rights to injunctive relief and other legal and equitable remedies that the Company may have.

11.

Enforceability.  Executive acknowledges that, if any portion or provision of this Separation Agreement or any of the Continuing Obligations shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

12.

Entire Agreement.  This Separation Agreement, including the Release, along with the Equity Documents, as modified herein, contain the entire understanding of the Parties relating to the subject matter contained herein and supersede all prior agreements or understanding between the Parties including the Employment Documents, except to the extent that certain provisions and obligations of the Employment Documents are expressly preserved and incorporated by reference into this Agreement, provided that the Deed is expressly not superseded by this Agreement. Executive acknowledges and agrees that she is not entitled to any payments or benefits under the Employment Documents or any other contract, employment agreement or plan or arrangement with the Company.

13.

Waiver and Successors and Assigns.  No waiver of any provision of this Separation Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of either Party to require the performance of any term or obligation of this Separation Agreement, or the waiver by either Party of any breach of this Separation Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.  This Separation Agreement shall inure to the benefit of and be binding on the Company and its successors and assigns.

14.

Taxes.   The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Separation Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Payments under this Separation Agreement shall be in amounts net of any such deductions or withholdings.  Nothing in this Separation Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits made to Executive in connection with Executive’s employment with the Company.

15.

Governing Law; Interpretation.  This Separation Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles.  In the event of any dispute, this Separation Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Separation Agreement.

16.

Counterparts.  This Separation Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.  Facsimile and pdf signatures shall be deemed to be of equal force and effect as originals.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Separation Agreement on the date(s) indicated below.

ALKERMES, INC.

Chairman and Chief Executive Officer (Principal Executive Officer)
/s/ Madeline Coffin Madeline Coffin Vice President, Human Resources	October 21, 2015 Date

/s/ Rebecca J. Peterson Rebecca J. Peterson	October 21, 2015 Date

EXHIBIT A

General Release of Claims.

I, Rebecca J. Peterson, in consideration for, among other terms, the Separation Benefits, to which I acknowledge I would otherwise not be entitled, voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Agreement, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•	relating to my employment by and separation of employment from the Company;
•	of wrongful discharge or violation of public policy;
•	of breach of contract;
•	of defamation or other torts;
•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);

•	under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act or the Fair Labor Standards Act);
•

for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect my vested rights under the Company’s Section 401(k) plan,  my rights under the Separation Agreement and the Equity Documents referenced in the Separation Agreement and my rights to indemnification and defense,  if any, including but not limited to my rights as set forth in the Deed.

I agree that I shall not accept damages of any nature, other equitable or legal remedies for my own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released hereby.  As a material inducement to the Company to provide the Separation Benefits, I represent that I have not assigned to any third party any Claim released hereby.

I have had the opportunity to consider this Release for twenty-one (21) days before signing it.  If I have signed this Release within less than twenty-one (21) days of the date of its delivery to me, I acknowledge by signing this Release that such decision was entirely voluntary and that I had the opportunity to consider this Release for the entire twenty-one (21) day period.  For the period of seven (7) days from the date when I sign this Release, I have the right to revoke this Release by written notice to Kathryn L. Biberstein,  Chief Legal Officer, Alkermes, Inc., 852 Winter St., Waltham, MA 02451.  For such a revocation to be effective, it must be delivered so that it is received by the

Company at or before the expiration of the seven (7) day revocation period.  This Release shall not become effective or enforceable during the revocation period.  This Release shall become effective on the first business day following the expiration of the revocation period.

I understand that this Release is a legally binding document and my signature will commit me to its terms.  I acknowledge that I have been advised by the Company to discuss all aspects of this Release with my attorney, that I have carefully read and fully understand all of the provisions of this Release and that I am knowingly and voluntarily signing this Release.

In signing this Release, I am not relying upon any promises or representations made by anyone at or on behalf of the Company, other than the promises set forth in the Separation Agreement.

___________________________________

Rebecca J. Peterson

Dated: ______________________________

EXHIBIT B

Rebecca Peterson Equity Statement

Stock Options

Grant Date	Plan	Total Shares Vested	Total Shares Unvested	Price
2/26/2015	2011/ISO	0	1,403	$71.23
2/26/2015	2011/NQ	0	52,597	$71.23
3/3/2014	2011/ISO	0	2,120	$47.16
3/3/2014	2011/NQ	0	44,005	$47.16
5/28/2013	2011/ISO	0	2,965	$33.72
5/28/2013	2011/NQ	0	37,035	$33.72
5/21/2012	2011/ISO	0	6,042	$16.55
5/21/2012	2011/NQ	0	12,708	$16.55

Restricted Stock Units

Grant Date	Plan	Total Shares Unvested
2/26/2015	2011	13,000
3/3/2014	2011	10,500
5/28/2013	2011	7,500
5/21/2012	2011	2,500

Performance Stock Units

Grant Date	Plan	Total Shares Unvested
3/3/2014	2011	5,000